                                                                   EXHIBIT 10.16

[LETTERHEAD OF MERRILL LYNCH]

Mr. Simon Raab
Faro Technologies, Inc.
125 Technology Park
Lake Mary, FL 32746

     Re: WCMA Line of Credit No. 740-07k27

Dear Mr. Raab;

It is a pleasure to inform you that we have approved an extension of the above-numbered WCMA Line of Credit for Faro Technologies, Inc.

As extended, the new Maturity Date will be March 31, 2001, with all other terms and condition remaining unchanged. In connection with this extension, a $5,000.00 fee will be charged to the WCMA Account.

With so many institutions offering financial services today, we realize that you have a choice, and therefore we want to thank you for choosing Merrill Lynch. We hope that the WCMA Line of Credit has provided better control of your working capital and has helped enhance your company's bottom line. In addition to the WCMA Line of Credit, Merrill Lynch offers a broad range or products and services to our business clients including:

 .    Term financing and leasing for equipment, and financing for owner-occupied real estate and ESOP's.

 .    Business Advisory Services, including business valuations, and advisory services in connection with ESOP's and the acquisition or sale of a business.

 .    Retirement plans, including 401(k), Defined Benefit, SEP and Profit Sharing plans.

 .    Business investment services, including strategies for short-term and intermediate term investments.

Once again, we are pleased to provide you with this extension of your WCMA Line of Credit and would enjoy discussing additional business services with you in greater detail. Should you have any questions, please contact Manny Calzon at
(813) 273-8557.

Very truly yours,

Merrill Lynch Business Financial Services Inc.

By:  /s/ THOMAS P. COFFEY
    -------------------------------------------
          Thomas P. Coffey
          Senior Relationship Manager

cc:  Manny Calzon
     Chris Hunter